Exhibit 99.1

News Release
Media Contact:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
2730 West Tyvola Road
Laurie Tardif +1 704 423 7048	Charlotte, NC 28217-4578
Tel: 704 423 7000
Investor Relations:	Fax: 704 423 7002
Paul Gifford +1 704 423 5517	www.goodrich.com

For Immediate Release
Goodrich Announces First Quarter 2009 Net Income per Diluted Share of $1.35, Refines Outlook for 2009
•	First quarter 2009 net income per diluted share of $1.35 increased 10 percent compared to first quarter 2008 net income per diluted share of $1.23.
•	First quarter 2009 sales of $1,696 million decreased 3 percent compared to first quarter 2008 sales of $1,745 million.
•	First quarter 2009 total segment operating income margin was 17.2 percent, compared to 17.3 percent in the first quarter 2008.
•
Full year 2009 sales expectations have been reduced to approximately $6.9 billion, from $7.1 – $7.2 billion previously. Expectations for net income per diluted share have been refined to $4.50 – $4.75, from $4.50 – $4.90 previously, to incorporate updated expectations for 2009 sales, improved performance from cost containment initiatives, a lower effective tax rate and the expected resolution of certain non-operating items. Net cash provided by operating activities, minus capital expenditures, is expected to exceed 75 percent of 2009 net income.

CHARLOTTE, N.C., April 23, 2009 – Goodrich Corporation (NYSE: GR) announced results today for the first quarter 2009 and refined its outlook for full year 2009 sales and net income per diluted share.
Commenting on the company’s performance and its outlook, Marshall Larsen, Chairman, President and Chief Executive Officer said, “Our strong first quarter results were achieved despite weak global economic conditions. While some of these macroeconomic trends are reflected in our first quarter sales, we were able to overcome much of their effect through increased productivity and successful cost containment initiatives.

“Clearly commercial aerospace end markets are challenged. International passenger travel throughout the world, especially premium travel, has continued to deteriorate. We now expect that airline capacity, as measured by Available Seat Miles (ASMs), will show a greater contraction in 2009 than our previous forecast of minus 4 percent, and will probably be in the minus 5 – 8 percent range, including the impact of reduced cycles and the temporary parking of newer models of aircraft. Additionally, the environment for freight traffic and business jet utilization, neither of which is included in the calculation of ASMs, has been much weaker than previously expected. Large commercial aircraft production rates remain under pressure as demonstrated by Boeing’s recent announcement of reduced production rates for the 777 airplane, starting around the middle of next year, and most of the business jet manufacturers have announced significant production cuts for all sizes of business jets,” Larsen continued.
“The market for our defense and space products remains strong. Our first quarter defense and space sales grew faster than previously expected, leading us to increase our expectations for 2009 sales in this market channel. We believe that the President’s defense budget will continue to emphasize investment in areas which benefit Goodrich, such as helicopters and ISR capabilities.
“The success of our cost containment efforts can be seen in our results for the first quarter 2009, and the expected continuation of this success is one of several key elements that allowed us to refine our earnings outlook to $4.50 – $4.75, even with lowered sales expectations. Our strong balance sheet, excellent cash position and improving cash flow should allow us to take advantage of market opportunities if they arise.”
First Quarter 2009 Results
Goodrich reported first quarter 2009 net income of $170 million, or $1.35 per diluted share, on sales of $1,696 million. In the first quarter 2008, the company reported net income of $158 million, or $1.23 per diluted share, on sales of $1,745 million. Compared to the first quarter 2008, first quarter 2009 net income per diluted share increased 10 percent despite a sales decrease of 3 percent. Successful cost containment initiatives in most businesses and a lower effective tax rate more than offset the decreases in sales and significantly lower benefits from the revision of estimates for certain long-term contracts. Key factors affecting first quarter net income, compared to the first quarter 2008, included:
•
The company reported an effective tax rate of 26 percent for the first quarter of 2009, compared with an effective tax rate of 33 percent during the first quarter 2008. The effective tax rate for the first quarter 2009 included the benefit of favorable developments related to a state tax dispute as well as the extension of the U.S. Research and Development tax credit, which became law in October 2008.

•
The first quarter 2009 results included pre-tax income of $5.2 million, $3.3 million after-tax or $0.03 per diluted share, related to the revision of estimates for certain long-term contracts in our aerostructures and aircraft wheels and brakes businesses, compared to pre-tax income of $40.1 million, $24.6 million after-tax or $0.19 per diluted share, recorded during the first quarter 2008.

The decreased overall sales for the quarter reflected the impact of current economic conditions and the residual impact of the 2008 Boeing machinists’ strike on the company’s major market channels. For the first quarter 2009 compared with the first quarter 2008, sales changes by market channel were as follows:
•
Large commercial airplane original equipment sales decreased by 7 percent. Sales to Airbus grew by about 2 percent, but sales to Boeing declined by approximately 20 percent primarily due to the residual impact of the 2008 machinists’ strike which resulted in fewer deliveries of components for Boeing airplanes,

•	Regional, business and general aviation airplane original equipment sales decreased by 2 percent,
•	Large commercial, regional, business and general aviation airplane aftermarket sales decreased by 8 percent, and
•	Defense and space sales of both original equipment and aftermarket products and services increased by 11 percent.
Sales during the first quarter 2009, compared to the first quarter 2008, were negatively affected by $77 million due to foreign currency exchange rate impacts and by approximately $24 million for lowered sales resulting from the formation of the engine controls joint venture with Rolls-Royce.
Net cash provided by operating activities during the first quarter 2009 was $67 million, a decrease of $84 million from the same period in 2008. The decrease was primarily attributable to lower increases in accounts payable and a cash tax refund the company received in the first quarter of 2008, which was not repeated in the first quarter 2009. Capital expenditures were $34 million in the first quarter 2009 compared with capital expenditures of $54 million in the first quarter 2008.
Business Highlights
•
On March 24, 2009, Goodrich announced that it had been selected by Bombardier to design and produce the high lift actuation system for the new Bombardier CSeries family of commercial aircraft. The selection is expected to generate more than $750 million in original equipment and aftermarket revenue over 20 years.

•
On February 23, 2009, Goodrich announced that it had been selected to deliver broad maintenance, repair and overhaul (MRO) services for TransAsia Airways’ fleet of seven Airbus A320 family aircraft. The flight hour-based support agreement, which includes Goodrich sensors, actuation, engine control and electrical power products, covers the aircraft for an initial period of three years.

•
On February 18, 2009, Goodrich successfully sold $300 million in 10-year senior unsecured notes at a coupon of 6.125 percent.  The new debt is the lowest coupon debt in Goodrich’s long-term debt portfolio.  A portion of the proceeds will be used for repayment of Goodrich’s $120 million debt issue maturing in May 2009.  The remainder adds to the company’s already excellent liquidity position and provides future financial flexibility.

2009 Outlook
The company’s 2009 sales outlook is based on market assumptions for each of its major market channels. The current market assumptions for the full year 2009, compared with the full year 2008 outlook, include:
•
Large commercial airplane original equipment sales are expected to be approximately flat. This expectation is based on the latest 2009 delivery estimates by Boeing and Airbus of about 480 deliveries each, and incorporates any impact of the recent 2010 production rate adjustments that Boeing announced on April 9, 2009,

•
Regional, business and general aviation airplane original equipment sales are expected to decrease by slightly more than 20 percent. Regional airplane original equipment sales are expected to decrease by 15 – 20 percent, and business and general aviation original equipment sales are expected to decrease by significantly more than 20 percent,

•
Large commercial, regional, business and general aviation airplane aftermarket sales are expected to decrease by 5 – 8 percent. These expectations include double-digit decreases in sales in support of freighters and regional, business and general aviation airplanes. This outlook assumes that worldwide available seat miles (ASMs) decrease by approximately 5 – 8 percent in 2009 compared to 2008, and

•	Defense and space sales of both original equipment and aftermarket products and services are expected to increase by about 8 percent in 2009, compared to 2008.
The company’s full year 2009 sales expectations are for sales of $6.9 billion, representing an expected sales decrease of about 2 – 3 percent compared to 2008. The 2009 sales expectations, compared to 2008, include unfavorable sales impacts of approximately $219 million, or 3 percent of sales, related to foreign currency exchange rate fluctuations and lower sales of approximately $150 million related to the formation of the Rolls-Royce engine controls joint venture.
The company expects that 2009 net income per diluted share will be in a range of $4.50 – $4.75. It is expected that the income decrease related to lower commercial aftermarket and commercial original equipment sales expectations will be largely offset by income from higher defense and space sales, the continued success of our cost containment initiatives and the combined benefit of a slightly lower tax rate (compared to the previous estimate) and expected resolution of certain non-operating items in 2009.
The 2009 outlook includes, among other factors:
•
Compared to 2008, an expected benefit of $0.15 – $0.20 per diluted share related to a lower full year 2009 effective tax rate of 30 – 31 percent (compared to the previous estimate of 31 – 32 percent), and an expected benefit related to the resolution of issues relating to certain non-operating items, and

•
Higher pre-tax pension expense of $103 million, or $0.52 per diluted share. The 2009 pension expense estimate incorporates the company’s negative return on U.S. plan assets of approximately 19 percent in 2008. It includes a 2009 U.S. discount rate of approximately 6.5 percent, compared to a rate of 6.3 percent for 2008.

For 2009, Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to exceed 75 percent of net income. This outlook reflects a continuation of investments to support the current schedule for the Boeing 787 and Airbus A350 XWB airplane programs, and low-cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company now expects capital expenditures for 2009 to be in a range of $220 – $240 million, compared to the prior outlook of $230 – $270 million.
The current sales, net income and net cash provided by operating activities outlooks for 2009 do not include the impact of potential acquisitions or divestitures.

On January 1, 2009, Goodrich adopted SFAS 160, which required certain reclassifications to the income statement. All references to “Net Income” and “Net Income per Diluted Share” contained in this press release are intended to refer to the appropriate income statement line items titled “Net Income Attributable to Goodrich”.
The supplemental discussion and tables that follow provide more detailed information about the first quarter 2009 segment results.

Goodrich will hold a conference call on April 23, 2009 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-312-1235.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•
demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Mitsubishi Regional Jet (MRJ), the Bombardier CSeries, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial OE contracts beyond the initial contract periods;
•
cancellation or delays of orders or contracts by customers or with suppliers, including delays or cancellations associated with the Boeing 787 Dreamliner, the Airbus A380 and A350 XWB aircraft programs, and major military programs;

•	our ability to obtain price adjustments pursuant to certain of our long-term contracts;
•	the financial viability of key suppliers and the ability of our suppliers to perform under existing contracts;
•	successful development of products and advanced technologies;
•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;
•	global demand for aircraft spare parts and aftermarket services;
•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;
•	the possibility of restructuring and consolidation actions;
•	threats and events associated with and efforts to combat terrorism;
•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;
•	our ability to recover under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;
•
possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries;

•	the effect of changes in accounting policies or tax legislation;
•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;
•	domestic and foreign government spending, budgetary and trade policies;
•
economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, fuel prices, deflation, recession and other external factors over which we have no control;

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts; and
•	the impact of labor difficulties or work stoppages at our, a customer’s or a supplier’s facilities
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended March 31, 2009 Compared with Quarter Ended March 31, 2008

	Quarter Ended March 31,
			%	% of Sales
	2009	2008	Change	2009	2008
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$613	$682	(10%)
Nacelles and Interior Systems	$632	$621	2%
Electronic Systems	$451	$442	2%

Total Sales	$1,696	$1,745	(3%)

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$76	$74	3%	12.4%	10.9%
Nacelles and Interior Systems	$149	$179	(17%)	23.5%	28.8%
Electronic Systems	$67	$49	37%	14.9%	11.1%

Segment Operating Income	$292	$302	(3%)	17.2%	17.3%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $613 million for the quarter ended March 31, 2009 decreased $69 million, or 10 percent, from $682 million for the quarter ended March 31, 2008. The decrease was primarily due to the following:
•	Lower large commercial airplane OE sales of approximately $42 million, primarily due to the residual impact of the Boeing machinists’ strike on our landing gear business;
•
Lower regional, business and general aviation airplane aftermarket sales of approximately $21 million, primarily related to changes in estimates for certain long-term contracts in our aircraft wheels and brakes business that were more favorable in 2008; and

•	Lower defense and space OE and aftermarket sales of approximately $5 million, primarily in our aircraft wheels and brakes business.

Actuation and Landing Systems segment operating income of $76 million for the quarter ended March 31, 2009 increased $2 million, or 3 percent, from $74 million for the quarter ended March 31, 2008. This increase in operating income was primarily due to the following:
•	Reduced operating costs and higher pricing across all businesses, which resulted in higher income of approximately $21 million; partially offset by
•	Lower income of approximately $14 million related to changes in estimates for certain long-term contracts in our wheels and brakes business that were more favorable in 2008; and
•	Lower sales volume across most businesses resulting in lower income of approximately $9 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $632 million in the quarter ended March 31, 2009 increased $11 million, or 2 percent, from $621 million in the quarter ended March 31, 2008. The increase was primarily due to the following:
•	Higher large commercial airplane OE sales of approximately $21 million, primarily in our aerostructures and interiors businesses;
•	Higher defense and space OE and aftermarket sales of approximately $8 million, primarily in our aerostructures business; and
•	Higher regional, business, and general aviation airplane OE sales of approximately $4 million, primarily in our interiors business; partially offset by
•	Lower large commercial airplane aftermarket sales of approximately $21 million, primarily in our aerostructures and interiors businesses.
Nacelles and Interior Systems segment operating income of $149 million in the quarter ended March 31, 2009 decreased $30 million, or 17 percent, from $179 million in the quarter ended March 31, 2008. The decreased segment operating income was primarily due to the following:
•	Lower income of approximately $22 million related to changes in estimates for certain long-term contracts at our aerostructures business that were more favorable in 2008; and
•	Lower sales volume and unfavorable product mix, primarily in our interiors and aerostructures businesses, which resulted in lower income of approximately $15 million; partially offset by
•	Favorable pricing partially offset by higher operating costs, across all of our businesses, which resulted in higher income of approximately $2 million; and
•	Favorable foreign exchange of approximately $2 million.

Electronic Systems: Electronic Systems segment sales of $451 million in the quarter ended March 31, 2009 increased $9 million, or 2 percent, from $442 million in the quarter ended March 31, 2008. The increase was primarily due to the following:
•
Higher defense and space OE and aftermarket sales of approximately $45 million, across all of our businesses, including sales of approximately $20 million associated with the acquisitions of TEAC Aerospace Holdings, Inc. (TEAC) and Recon/Optical, Inc. (ROI), which occurred subsequent to the first quarter 2008; partially offset by

•
Lower engine controls sales of approximately $24 million which are no longer being reported by Goodrich. Sales in 2009 will be recorded by the engine controls joint venture (JV) with Rolls-Royce that was formed in the fourth quarter of 2008;

•
Lower regional, business and general aviation airplane aftermarket sales of approximately $8 million, primarily in our sensors and integrated systems and engine control and electrical power businesses;

•	Lower regional, business and general aviation airplane OE sales of approximately $5 million, primarily in our engine control and electrical power business.
Electronic Systems segment operating income of $67 million in the quarter ended March 31, 2009 increased $18 million, or 37 percent, from $49 million in the quarter ended March 31, 2008. The increased segment operating income was primarily due to the following:
•
Higher sales volume and favorable product mix which resulted in higher income of approximately $16 million, primarily in our sensors and integrated systems and intelligence, surveillance and reconnaissance businesses;

•
Lower manufacturing, engineering and general and administrative costs of approximately $6 million, which are recorded by the JV in 2009. Goodrich will record its portion of the JV’s 2009 results through other income/expense; partially offset by

•	Higher operating costs of approximately $3 million, primarily in our intelligence, surveillance and reconnaissance and sensors and integrated systems businesses.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2009	2008
Sales	$1,695.9	$1,745.0
Operating costs and expenses:
Cost of sales	1,180.1	1,213.4
Selling and administrative costs	248.0	257.1

	1,428.1	1,470.5

Operating Income	267.8	274.5
Interest expense	(28.8)	(30.8)
Interest income	0.6	3.1
Other income (expense) — net	(4.4)	(9.8)

Income from continuing operations before income taxes	235.2	237.0
Income tax expense	(61.9)	(78.9)

Income From Continuing Operations	173.3	158.1
Income from discontinued operations — net of income taxes	0.5	4.3

Consolidated Net Income	173.8	162.4
Net income attributable to noncontrolling interests (1)	(4.0)	(4.5)

Net Income Attributable to Goodrich	$169.8	$157.9

Amounts attributable to Goodrich:
Income from continuing operations	$169.3	$153.6
Income from discontinued operations — net of income taxes	0.5	4.3

Net Income Attributable to Goodrich	$169.8	$157.9

Earnings per common share attributable to Goodrich:

Basic Earnings per Share:
Continuing operations	$1.35	$1.21
Discontinued operations	—	0.03

Net Income Attributable to Goodrich	$1.35	$1.24

Diluted Earnings per Share:
Continuing operations	$1.35	$1.20
Discontinued operations	—	0.03

Net Income Attributable to Goodrich	$1.35	$1.23

Dividends Declared per Common Share	$0.25	$0.225

(1)
On January 1, 2009, Goodrich adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2009	2008
Sales:
Actuation and Landing Systems	$612.7	$682.1
Nacelles and Interior Systems	632.2	620.5
Electronic Systems	451.0	442.4

Total Sales	$1,695.9	$1,745.0

Operating Income:
Actuation and Landing Systems	$76.1	$74.1
Nacelles and Interior Systems	148.7	178.8
Electronic Systems	67.1	48.9

Total Segment Operating Income (1)	291.9	301.8

Corporate General and Administrative Costs	(20.0)	(22.5)
ERP Implementation Costs	(4.1)	(4.8)

Total Operating Income	$267.8	$274.5

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	12.4%	10.9%
Nacelles and Interior Systems	23.5%	28.8%
Electronic Systems	14.9%	11.1%

Total Segment Operating Income as a Percent of Sales	17.2%	17.3%

(1)
Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

	Three Months
	Ended
	March 31,
	2009	2008
Numerator (2)
Income from continuing operations attributable to Goodrich	$169.3	$153.6
Less: dividends declared	(31.4)	(28.6)

Undistributed earnings	137.9	125.0
Percentage allocated to common shareholders	98.6%	98.6%

	135.9	123.2
Add: dividends declared — common shares	31.0	28.1

	$166.9	$151.3

Denominator (2)
Weighted-average shares	123.8	125.0
Effect of dilutive securities	0.6	1.5

Adjusted weighted-average shares and assumed conversion	124.4	126.5

Per share income from continuing operations
Basic	1.35	1.21

Diluted	1.35	1.20

(2)
On January 1, 2009, Goodrich adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Goodrich’s unvested restricted share units are participating securities requiring the two-class method of computing EPS. The calculation of earnings per share for common stock shown above has been reclassified to exclude the income attributable to the unvested restricted share units from the numerator and exclude the dilutive impact of those units from the denominator.

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2009	2008
Current Assets
Cash and cash equivalents	$665.1	$370.3
Accounts and notes receivable — net	1,140.7	1,048.9
Inventories — net	2,048.2	1,974.7
Deferred income taxes	150.1	153.5
Prepaid expenses and other assets	40.8	47.2
Income taxes receivable	43.7	73.7

Total Current Assets	4,088.6	3,668.3

Property, plant and equipment — net	1,368.4	1,391.4
Prepaid pension	0.6	0.6
Goodwill	1,379.7	1,390.2
Identifiable intangible assets — net	390.6	402.8
Deferred income taxes	91.3	92.0
Other assets	542.5	537.6

Total Assets	$7,861.7	$7,482.9

Current Liabilities
Short-term debt	$35.7	$37.7
Accounts payable	679.1	646.4
Accrued expenses	919.9	1,005.3
Income taxes payable	26.2	5.6
Deferred income taxes	24.9	25.0
Current maturities of long-term debt and capital lease obligations	120.7	121.3

Total Current Liabilities	1,806.5	1,841.3

Long-term debt and capital lease obligations	1,707.6	1,410.4
Pension obligations	989.1	973.9
Postretirement benefits other than pensions	304.8	309.4
Long-term income taxes payable	172.3	172.3
Deferred income taxes	27.7	62.3
Other non-current liabilities	568.7	561.1
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 144,431,823 shares at March 31, 2009 and 143,611,254 shares at December 31, 2008 (excluding 14,000,000 shares held by a wholly owned subsidiary)	722.2	718.1
Additional paid-in capital	1,542.6	1,525.3
Income retained in the business	1,757.6	1,619.2
Accumulated other comprehensive income (loss)	(996.2)	(978.1)
Common stock held in treasury, at cost (20,576,015 shares at March 31, 2009 and 20,410,556 shares at December 31, 2008)	(799.6)	(793.2)

Total Shareholders’ Equity	2,226.6	2,091.3
Noncontrolling interests	58.4	60.9

Total Equity	2,285.0	2,152.2

Total Liabilities And Equity	$7,861.7	$7,482.9

PRELIMINARY
GOODRICH CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2009	2008
Operating Activities
Net income attributable to Goodrich	$169.8	$157.9
Adjustments to reconcile net income attributable to Goodrich to net cash provided by operating activities:
Income from discontinued operations	(0.5)	(4.3)
Pension and postretirement benefits:
Expenses	51.6	25.7
Contributions and benefit payments	(17.7)	(15.3)
Depreciation and amortization	60.0	64.1
Excess tax benefits related to share-based payment arrangements	(0.6)	(5.3)
Net income attributable to noncontrolling interests	4.0	4.5
Share-based compensation expense	13.4	7.8
Deferred income taxes	6.2	(1.0)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(100.1)	(114.1)
Inventories, net of pre-production and excess-over-average	(61.2)	(60.0)
Pre-production and excess-over-average inventories	(27.5)	(29.7)
Other current assets	(1.8)	0.6
Accounts payable	41.5	130.4
Accrued expenses	(102.0)	(82.8)
Income taxes payable/receivable	52.8	98.8
Other non-current assets and liabilities	(21.3)	(26.4)

Net Cash Provided By Operating Activities	66.6	150.9

Investing Activities
Purchases of property, plant and equipment	(34.2)	(54.4)
Proceeds from sale of property, plant and equipment	0.8	—
Payments made for acquisitions, net of cash acquired	—	(9.5)
Investments in and advances to equity investees	(0.5)	—

Net Cash Used In Investing Activities	(33.9)	(63.9)

Financing Activities
Decrease in short-term debt, net	(1.8)	(12.0)
Proceeds (repayments) of long-term debt and capital lease obligations	297.6	(0.5)
Proceeds from issuance of common stock	11.5	13.7
Purchases of treasury stock	(6.5)	(16.8)
Dividends paid	(31.2)	(28.5)
Excess tax benefits related to share-based payment arrangements	0.6	5.3
Distributions to noncontrolling interests	(6.5)	(5.5)

Net Cash Provided By (Used In) Financing Activities	263.7	(44.3)

Discontinued Operations
Net cash provided by (used in) operating activities	0.5	(2.6)
Net cash provided by (used in) investing activities	—	16.0
Net cash provided by (used in) financing activities	—	—

Net cash provided by discontinued operations	0.5	13.4
Effect of exchange rate changes on cash and cash equivalents	(2.1)	1.1

Net increase in cash and cash equivalents	294.8	57.2
Cash and cash equivalents at beginning of period	370.3	406.0

Cash and cash equivalents at end of period	$665.1	$463.2

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2009	2008

Preliminary Income Statement Data:
Net Interest Expense	$(28.2)	$(27.7)

Other Income (Expense), Net:	$(4.4)	$(9.8)

- Divested business retiree health care	(3.4)	(7.8)
- Income (expense) related to previously owned businesses	(0.9)	(2.5)
- Equity in affiliated companies	0.3	0.8
- Other Income (expense)	(0.4)	(0.3)

Preliminary Cash Flow Data:
Dividends	$(31.2)	$(28.5)

Depreciation and Amortization	$60.0	$64.1

- Depreciation	43.3	45.2
- Amortization	16.7	18.9

	March 31,	December 31,
	2009	2008

Preliminary Balance Sheet Data:
Preproduction and Excess-Over-Average Inventory	$659.0	$633.1

Short-term Debt	$35.7	$37.7
Current Maturities of Long-term Debt and Capital Lease Obligations	120.7	121.3
Long-term Debt and Capital Lease Obligations	1,707.6	1,410.4

Total Debt[1]	$1,864.0	$1,569.4
Cash and Cash Equivalents	665.1	370.3

Net Debt[1]	$1,198.9	$1,199.1

[1]
Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long-term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non-GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.

CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	(Dollars in millions, except per share amounts)
Sales	$1,745.0	$1,849.3	$1,772.3	$1,695.1
Operating costs and expenses:
Cost of sales	1,213.4	1,286.9	1,214.9	1,191.0
Selling and administrative costs	257.1	273.9	260.6	263.0

	1,470.5	1,560.8	1,475.5	1,454.0

Operating Income	274.5	288.5	296.8	241.1
Interest expense	(30.8)	(27.7)	(26.7)	(27.2)
Interest income	3.1	0.6	1.4	0.6
Other income (expense) — net	(9.8)	(3.0)	(5.6)	8.8

Income from continuing operations before income taxes	237.0	258.4	265.9	223.3
Income tax expense	(78.9)	(69.5)	(94.1)	(50.5)

Income From Continuing Operations	158.1	188.9	171.8	172.8
Income from discontinued operations — net of income taxes	4.3	3.0	0.2	0.1

Consolidated Net Income	162.4	191.9	172.0	172.9
Net income attributable to noncontrolling interests (a)	(4.5)	(5.3)	(4.0)	(4.2)

Net Income Attributable to Goodrich	$157.9	$186.6	$168.0	$168.7

Amounts attributable to Goodrich:
Income from continuing operations	$153.6	$183.6	$167.8	$168.6
Income from discontinued operations	4.3	3.0	0.2	0.1

Net Income Attributable to Goodrich	$157.9	$186.6	$168.0	$168.7

Earnings per common share attributable to Goodrich:

Basic Earnings Per Share (b)
Continuing operations	$1.21	$1.45	$1.33	$1.35
Discontinued operations	0.03	0.02	—	—

Net Income Attributable to Goodrich	$1.24	$1.47	$1.33	$1.35

Diluted Earnings Per Share (b)
Continuing operations	$1.20	$1.43	$1.32	$1.35
Discontinued operations	0.03	0.02	—	—

Net Income Attributable to Goodrich	$1.23	$1.45	$1.32	$1.35

Dividends Declared Per Common Share	$0.225	$0.225	$0.225	$0.250

(a)
On January 1, 2009, Goodrich adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

(b)
On January 1, 2009, Goodrich adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Goodrich’s unvested restricted share units are participating securities requiring the two-class method of computing EPS. The calculation of earnings per share for common stock shown above has been reclassified to exclude the income allocable to the unvested restricted share units from the numerator and exclude the dilutive impact of those units from the denominator.

CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

	Six months ended	Nine months ended	Twelve months ended
	June 30, 2008	September 30, 2008	December 31, 2008
	(Dollars in millions, except per share amounts)
Sales	$3,594.3	$5,366.6	$7,061.7
Operating costs and expenses:
Cost of sales	2,500.3	3,715.2	4,906.2
Selling and administrative costs	531.0	791.6	1,054.6

	3,031.3	4,506.8	5,960.8

Operating Income	563.0	859.8	1,100.9
Interest expense	(58.5)	(85.2)	(112.4)
Interest income	3.7	5.1	5.7
Other income (expense) — net	(12.8)	(18.4)	(9.6)

Income from continuing operations before income taxes	495.4	761.3	984.6
Income tax expense	(148.4)	(242.5)	(293.0)

Income From Continuing Operations	347.0	518.8	691.6
Income from discontinued operations — net of income taxes	7.3	7.5	7.6

Consolidated Net Income	354.3	526.3	699.2
Net income attributable to noncontrolling interests (a)	(9.8)	(13.8)	(18.0)

Net Income Attributable to Goodrich	$344.5	$512.5	$681.2

Amounts attributable to Goodrich:
Income from continuing operations	$337.2	$505.0	$673.6
Income from discontinued operations	7.3	7.5	7.6

Net Income Attributable to Goodrich	$344.5	$512.5	$681.2

Earnings per common share attributable to Goodrich:

Basic Earnings Per Share (b)
Continuing operations	$2.65	$3.99	$5.34
Discontinued operations	0.06	0.06	0.06

Net Income Attributable to Goodrich	$2.71	$4.05	$5.40

Diluted Earnings Per Share (b)
Continuing operations	$2.62	$3.95	$5.29
Discontinued operations	0.06	0.06	0.06

Net Income Attributable to Goodrich	$2.68	$4.01	$5.35

Dividends Declared Per Common Share	$0.450	$0.675	$0.925

(a)
On January 1, 2009, Goodrich adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.

(b)
On January 1, 2009, Goodrich adopted FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities”. Goodrich’s unvested restricted share units are participating securities requiring the two-class method of computing EPS. The calculation of earnings per share for common stock shown above has been reclassified to exclude the income allocable to the unvested restricted share units from the numerator and exclude the dilutive impact of those units from the denominator.